EXHIBIT 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement ("Settlement Agreement") is effective as of February 24, 2006 (the “Effective Date”), by and among Terabeam, Inc., a Delaware corporation, and it Subsidiaries (collectively, "Terabeam"), with its principal place of business at 2115 O’Nel Drive, San Jose, California 95131, and Symbol Technologies, Inc., a Delaware corporation, and its Subsidiaries (collectively, "Symbol"), with its principal place of business at One Symbol Plaza, Holtsville, New York 11742.

WHEREAS, on or about September, 2004 Proxim Corporation together with Proxim Wireless Networks, Inc. entered into a royalty bearing license (the “Proxim Patent Cross License”) with Symbol relating to certain Symbol patents relating to wireless technology;

WHEREAS, on or about July 27, 2005 Proxim Wireless Corporation, a Delaware corporation that is a wholly owned Subsidiary of Terabeam, acquired out of bankruptcy substantially all the assets of Proxim Corporation, Proxim Wireless Networks, Inc., and Proxim International Holdings, Inc., including product lines and ongoing business;

WHEREAS, Terabeam did not seek to assume the Proxim Patent Cross License;

WHEREAS, following unsuccessful settlement discussions regarding the need for Terabeam to be licensed under certain Symbol patents relating to wireless technology, on or about October 28, 2005, Symbol sued Terabeam in the United States District Court for the District of Delaware in the action Symbol Technologies, Inc. v. Terabeam, Inc. et al., C.A. No 05-0755 (SLR) (the “Terabeam Action”) asserting claims for alleged infringement of Symbol patents; and

WHEREAS, to avoid the time and expense of further litigation, and in compromise of the disputed claims in the Terabeam Action, Symbol and Terabeam now desire to resolve the claims by final settlement and compromise.

NOW, THEREFORE, in consideration of the following rights and obligations granted and undertaken by the parties and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:

I.	Definitions.

“Patent Assignment Agreements” shall mean those certain Patent Assignment Agreements to be entered into concurrently by the parties in the form set forth in Attachments C and D to this Settlement Agreement.

“Patent Cross License Agreement” shall mean that certain Patent Cross License Agreement to be entered into concurrently by the parties in the form set forth in Attachment B to this Settlement Agreement.

“Subsidiary” of a party hereto shall mean a corporation, company or other entity: (a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or (b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a party

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hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

Any terms not defined herein, which have been defined in Section 1. (Definitions) of the Patent Cross License Agreement, shall have the same meaning as that ascribed in the Patent Cross License Agreement.

II.	Discontinuance.

a.
Within three (3) court days after the Effective Date, Symbol shall cause its counsel to execute and file a Dismissal without prejudice, becoming by its terms with prejudice ninety (90) days following completion of payment of all sums set forth in Schedule A of the Patent License Agreement (Attachment B hereto) discontinuing all pending and further proceedings in the Terabeam Action in the form attached hereto as Attachment A, and cooperate in proceeding with any and all other or additional procedures needed to effectuate the discontinuance of the Terabeam Action. Upon filing the Dismissal, Symbol shall not take any action whatsoever against Terabeam or its successors or assigns arising from, included in or relating to the Terabeam Action, and shall not seek any relief of any kind as against Terabeam or its successors or assigns arising from, included in or relating to the Terabeam Action, except as expressly provided in this Settlement Agreement. The parties acknowledge and agree that this Settlement Agreement is enforceable according to its terms with respect to discontinuance of pending and further proceedings in the Terabeam Action.

b.	This Settlement Agreement is for settlement purposes and shall not constitute an admission or concession of any claims or defenses. Each party’s obligations with

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respect to the Terabeam Action are expressly set forth in this Settlement Agreement, the Patent Cross License Agreement, and the Patent Assignment Agreements and neither party shall have any other obligations or liability to the other party in connection with the Terabeam Action.

III.	Patent Cross License Agreement and Assignment of Intellectual Property.

a.
Concurrently with this Settlement Agreement, Terabeam and Symbol shall execute and deliver the Patent Cross License Agreement attached to this Settlement Agreement, identified as Attachment B, Patent Cross License Agreement.

b.
Concurrently with this Settlement Agreement, the parties shall execute and deliver the Patent Assignment Agreements attached to this Settlement Agreement as Attachments C and D, under which Terabeam shall transfer title to the patents and patent applications listed in Schedule A of each of the Patent Assignment Agreements (“Assigned Patents”). Terabeam represents that it has identified to Symbol all of its patents and patent applications that claim priority to the Assigned Patents. Terabeam warrants that it has not granted licenses to any other party under the Assigned Patents except for nonexclusive licenses in the ordinary course of Terabeam’s business solely in connection with sales of its products. Symbol agrees that it shall take title to the Assigned Patents subject to any existing nonexclusive licenses that have been granted by Terabeam. Upon the request of Symbol with respect to a particular entity, Terabeam will use reasonable efforts to confirm whether or not the entity has been licensed under the Assigned Patents. Neither party makes any representations or warranties except as

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expressly set forth herein, in the Patent Cross License Agreement, and in the Patent Assignment Agreements, and each party specifically disclaims any implied warranties of any kind.

c.
Terabeam shall execute any further documents and provide any further information, at Symbol’s request and expense, reasonably required for Symbol to secure, protect and enforce its rights to the Assigned Patents as set forth in the Patent Assignment Agreements.

d.
In the event of a conflict between the terms of the Patent Cross License Agreement and this Settlement Agreement, the terms of the Patent Cross License Agreement shall control. In the event of a conflict between the terms of the Patent Assignment Agreements and this Settlement Agreement, the terms of the Patent Assignment Agreements shall control.

IV.	Disputes Under this Settlement Agreement.
a.
If a dispute arises out of this Settlement Agreement, or the interpretation, breach, termination or validity thereof, each of the parties agrees to first request a meeting of senior management of the parties in a written notice that references this paragraph. That meeting shall occur at a mutually agreeable time and place within forty-five (45) days of any such written notice.

b.	Neither party shall assert any claim of laches, waiver, estoppel or the like based on the time elapsed by following this procedure set forth in this Section IV.

c.
If the dispute is unresolved in whole or in part within forty-five (45) days of the meeting prescribed by this Section IV, subparagraph a., the parties will submit the unresolved dispute to binding arbitration by a single arbitrator under the Patent

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Arbitration Rules of the American Arbitration Association (“AAA”) in effect as of the Effective Date of this Settlement Agreement if the dispute concerns matters solely of patent law; if it does not, the Commercial Arbitration Rules of the AAA in effect as of the Effective Date of this Settlement Agreement. The arbitrator shall be an attorney experienced with patent licensing and patent litigation settlements. Any remedy granted by the arbitrator shall be limited to that available at law and equity. The arbitrator shall have the authority to award attorneys’ fees, if appropriate. Any award may be entered in any court having jurisdiction thereof. The parties agree that any arbitration pursuant to this Section IV shall be conducted in Washington, D.C. unless otherwise mutually agreed. The parties, their representatives, other participants and arbitrators shall hold the existence, content and result of arbitration in confidence, except as otherwise required or advisable in connection with securities filings or otherwise required by law.

d.
This Settlement Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of New York, without reference to conflict of laws principles.

e.
This Section IV shall not be construed as restricting or limiting either party’s ability to immediately assert a license or other defense in any litigation or other proceeding against such party, such party’s Subsidiaries, or its or their products or the resellers, distributors or customers of such products, regardless of jurisdiction or venue.

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f.
Confidentiality. The parties agree that all provisions, terms, and conditions of this Settlement Agreement are and will remain confidential, and they shall not disclose such terms under any circumstances to any person not a party hereto, except: (i) to Subsidiaries of the parties; (ii) with the prior written consent of the other party; (iii) to the extent such disclosure may be required or advisable in connection with securities filings or judicial proceedings or otherwise by applicable law, which may include filing a copy of this Settlement Agreement with the SEC in connection with securities filings; (iv) as may be required to a party's auditors, insurers, bankers, legal counsel and other legal and financial advisors; (v) to a third party in connection with a potential merger or acquisition by, of or with the party, or any other potential change of control of a party; (vi) to a party’s customers and suppliers with respect to the products and patents for which a party is licensed or has a covenant; and (vii) Symbol may disclose to prospective licensees under the ‘183, ‘441 and ‘449 patents, that Symbol has granted a license to Terabeam for consideration valued by Symbol at an amount no less than a six percent (6%) royalty for the ‘183 patent together with the ‘441 patent, and an additional three percent (3%) for the ‘449 patent. Notwithstanding the foregoing, the parties in any case may state that the Terabeam Action has been settled and that certain rights and obligations have been exchanged between the parties and each party may issue a press release relating to this Settlement Agreement subject to prior written approval by the other party to the Settlement Agreement, such approval not to be unreasonably withheld. In any event, each party's SEC filings and press release may state, at such party's option, any or all of

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the following information and any other information required or advisable under applicable law or regulation: Terabeam will make payments to Symbol totaling four million three hundred thousand dollars (US $4,300,000.); Symbol has granted a license to Terabeam under certain Symbol Patents; the consideration provided by Terabeam is valued by Symbol at an amount no less than a royalty rate of six percent (6%) for the ‘183 patent together with the ‘441 patent, and an additional three percent (3%) for the ‘449 patent; and such consideration includes quarterly payments, the assignment of certain Terabeam patents and patent applications to Symbol and a grant of a license to certain Terabeam Patents to Symbol.

V.	Miscellaneous.

a.  Entire Agreement. This Settlement Agreement together with the Patent Cross License Agreement and the Patent Assignment Agreements represent the only agreements of the parties with respect to the Terabeam Action and matters set forth herein and such agreements supersede any and all prior oral and written statements with respect thereto. This Settlement Agreement may be altered or amended only by a writing signed by officers of both parties.

b. Counterparts. This Settlement Agreement may be executed in two or more counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument. A facsimile or copy of a signature is valid as an original.

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c. Headings. The headings of sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Settlement Agreement.

d. Assignability. Except as otherwise set forth herein, this Settlement Agreement and any rights or obligations hereunder shall not be assignable by contract, merger, application of law or otherwise except that this Settlement Agreement may be assigned by either party in connection with a sale of all or substantially all of the assets of the party (by merger, sale of stock, sale of assets or otherwise) to which this Settlement Agreement relates, except in the case of such assignment the rights and obligations under the Patent Cross License Agreement shall be as specified in the Patent Cross License Agreement. Subject to the foregoing, this Settlement Agreement shall inure to the benefit of the successors and permitted assigns of the parties.

e. Notices. Notices and other communications shall be sent by facsimile or by registered or certified mail to the following addresses:

For Terabeam:	For Symbol:

David L. Renauld
Vice President, Corporate Affairs	General Counsel,
and General Counsel	and Secretary
Terabeam, Inc.	Symbol Technologies, Inc
881 North King Street, Suite 100	One Symbol Plaza
Northampton, MA 01060	Holtsville, NY 11742
Tel: (413) 584-1425	Tel: (631) 738-4765
Fax: (413) 584-2685	Fax: (631) 738-5980

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With a copy to:	With a copy to:

Robert E. Fitzgerald	Eric J. Lobenfeld
Terabeam, Inc.	Hogan & Hartson L.L.P.
2115 O’Nel Drive	875 Third Avenue
San Jose, CA 95131	New York, NY 10022
Tel: (408) 731-2700	Tel: (212) 918-3000
Fax: (408) 617-8151	Fax: (212) 918-3100

Such notices shall be deemed to have been served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party as above provided at such changed address.

f. The parties agree that they shall bear their own costs and attorneys’ fees relating to the Terabeam Action, including expert fees and court costs.

IN WITNESS WHEREOF, the parties have themselves, by their duly authorized representative, caused this Settlement Agreement to be executed as of the Effective Date:

TERABEAM, INC.	SYMBOL TECHNOLOGIES, INC.

By: /s/ David L. Renauld	By: /s/ Aaron B. Bernstein

Name: David L. Renauld	Name: Aaron B. Bernstein

Title: Vice President, Corporate Affairs	Title: VP - Deputy General Counsel, IP
and General Counsel

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ATTACHMENT A

IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF DELAWARE

SYMBOL TECHNOLOGIES, INC.,	)
a Delaware Corporation,	)
Plaintiff,	)
	)	Civil Action No. 05 - 0755 (SLR)
v.	)
)
YDI WIRELESS, INC.,	)
a Delaware Corporation,	)
d/b/a TERABEAM WIRELESS,	)
d/b/a PROXIM WIRELESS,	)
)
PROXIM WIRELESS CORPORATION,	)
a Delaware Corporation, and	)
)
TERABEAM CORPORATION,	)
a Washington Corporation,	)
Defendants.	)

NOTICE OF DISMISSAL

WHEREAS the parties have resolved this action pursuant to a Settlement Agreement,

THEREFORE, pursuant to Fed. R. Civ. P. 41(a)(1)(i) and in accordance with the terms of the Settlement Agreement, the Complaint of Plaintiff Symbol Technologies, Inc., shall be and hereby is dismissed without prejudice, provided that the dismissal becomes with prejudice ninety (90) days following completion of payment of all sums required by Schedule A of the Patent License Agreement (Attachment B to the Settlement Agreement).

CONNOLLY BOVE LODGE & HUTZ LLP
By:
Kevin F. Brady (#2248)
kbrady@cblh.com
Arthur G. Connolly, III (#2667)
aconnollyiii@cblh.com
1007 N. Orange Street
Wilmington, Delaware 19899
302) 658-9141
Attorneys for Plaintiff

Attachment B to Settlement Agreement Between Terabeam And Symbol

Patent License Agreement

This Patent Cross License Agreement (“Agreement”) dated February 24, 2006 (“Effective Date”) is by and between Terabeam, Inc., a Delaware corporation together with its Subsidiaries(collectively “Terabeam”), with its principal place of business at 2115 O’Nel Drive, San Jose, California 95131, and Symbol Technologies, Inc., a Delaware corporation together with its Subsidiaries (collectively “Symbol”), with its principal place of business at One Symbol Plaza, Holtsville, New York 11742.

Each of the parties (as “Grantee”) desires to acquire certain licenses and/or covenants under patents of the other Party (as “Grantor”). In consideration of the promises and mutual covenants herein contained, Terabeam and Symbol agree as follows:

Section 1.  Definitions

“Assert” means to initiate or pursue an action of any nature before any legal, judicial, arbitration, administrative, executive or other type of body or tribunal that has or claims to have authority to adjudicate such action in whole or in part. Examples of such body or tribunal include, without limitation, United States State and Federal Courts, the United States International Trade Commission and any foreign counterparts of any of the foregoing.

“Authorized Copy (Copies)” means a software program
copied from a Master Copy by a third party under written authorization to such third party to make copies of such Master Copy for its own use or for further Distribution (by transmission or other distribution means).

“Covenant Period” means a period commencing upon the Effective Date and ending three (3) years after the Effective Date.

“Distribute” means lease, sell, or otherwise transfer.

“Existing Products” means products that, as of a given date, either (i) have been sold or offered for sale by a given Party, or (ii) are under development by a Party as of the given date and are sold or offered for sale within twelve (12) months after the given date.

“Follow On Products” means products that are error corrections, bug fixes, extensions, new releases, new versions, and follow-on products of the same type and nature as Existing Products.

“Master Copy” means a software program distributed by Grantee to a third party with written authorization to such third party to make copies of such software program for its own use or for further Distribution (by transmission or other distribution means).

“Networking Product” means any product that provides any OSI layer 1 (physical), OSI layer 2 (datalink) or other networking layer functionality for any type of network (including local area networks (LAN), storage area networks (SAN), wide area networks (WAN), metropolitan area networks (MAN) or personal area networks (PAN)) via any medium or media whatsoever, and via any protocol or protocols whatsoever, including without limitation Ethernet, Fast Ethernet, Gigabit Ethernet, 10 Gigabit Ethernet, 802.11, 802.13, cable, DSL, satellite, GPRS, 802.16, 802.20, Bluetooth, EDGE, Ultrawideband and the like. Notwithstanding the foregoing the term “Networking Product” shall not include any product that provides as a primary function automatic identification (including without limitation bar code scanning and radio frequency identification).

“Party” means Terabeam or Symbol, as applicable, as defined above.

“Patents” means all patents worldwide, including utility models and typeface design patents (but not including any other design patents or registrations) and all applications for any of the foregoing, including without limitation continuations, continuations-in-part, reexaminations, extensions, and any patents reissuing on any of the foregoing.

“Settlement Agreement” means that certain Settlement Agreement between the parties being entered into concurrently herewith.

“Subsidiary” of a Party hereto or of a third party means a corporation, company or other entity:
(a)
more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, on or prior to the Effective Date, owned or controlled, directly or indirectly, by a Party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or
(b)
which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is on or prior to the Effective Date, owned or controlled, directly or indirectly, by a Party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; and

(c)	which is incorporated, formed, created or otherwise established by a Party as a new corporation, company or other entity after the Effective Date and which (other than the date of incorporation, formation, creation, or establishment) satisfies the requirements of clause (a) or (b) above in this definition of “Subsidiary”; and
(d)
which is acquired (by merger, stock purchase, or other means) by a Party after the Effective Date and which (other than the date of acquisition) satisfies the requirements of clause (a) or (b) above in this definition of “Subsidiary” provided however that the licenses contained herein shall not apply to any Existing Products of the acquired corporation, company or other entity or Follow On Products thereto.

Each Party shall provide a written list of its Subsidiaries to the other Party upon written request from the other Party.

“Symbol Licensed Patents” means (i) US Patents 5,029,183, 5,479,441, and 6,473,449, (ii) all Patents and patent applications assigned by Proxim Corporation to Symbol pursuant to the Settlement Agreement between those companies on or about September 2004, (iii) all Patents and patent applications assigned by Terabeam to Symbol pursuant to the Settlement Agreement, and (iv) all Patents worldwide taking priority therefrom.

“Symbol Licensed Products” means all products now or hereafter Distributed or offered for distribution by Symbol or its Subsidiaries as its own product (including products of Symbol’s design on a private label basis for third parties), or offered by Symbol or its Subsidiaries for lease, sale, or other transfer as its own product, provided, however, that Symbol Licensed Products do not include component products that are not themselves recognized as finished equipment (for example, without limitation, transceiver modules and integrated circuit devices are not finished equipment) that are either designed or marketed for incorporation into third party products as constituent components or subassemblies.

“Terabeam Licensed Patents” means all Patents that were acquired by Terabeam from Proxim Corporation, Proxim Wireless Networks, Inc., or Proxim International Holdings, Inc. on or about July 27, 2005 and that have a priority date before the Effective Date.

“Terabeam Licensed Products” means all Networking Products now or hereafter Distributed, or offered for distribution, by Terabeam as its own product (including products of Terabeam’s design on a private label basis for third parties), or offered by Terabeam for lease, sale, or other transfer as its own product, provided, however, that Terabeam Licensed Products do not include component products that are not themselves recognized as finished equipment (for example, without limitation, transceiver modules and integrated circuit devices are not finished equipment) that are either designed or marketed for incorporation into third party products as constituent components or subassemblies (further provided that Existing Products of Terabeam as of the date of this Agreement and Follow On Products thereto are included).

Section 2.  Grants of Rights
2.1.1     The parties acknowledge that it is Symbol’s position that Symbol holds an irrevocable license to the Terabeam Licensed Patents under Symbol’s 2004 Patent Cross License with Proxim Corporation and Proxim Wireless Network’s, Inc. Nevertheless, to the extent Terabeam has the same, different or additional rights to grant licenses under the Terabeam Licensed Patents, Terabeam, as Grantor, grants to Symbol, as Grantee, a perpetual, paid up, royalty-free, nonexclusive and worldwide license under Terabeam Licensed Patents for the lives of those Patents:
(a)	to make (including the right to use any apparatus and practice any method in making), use, import, offer for sale, lease, sell and/or otherwise transfer Symbol Licensed Products; and
(b)
to have Symbol Licensed Products made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by Symbol or its Subsidiaries only when the conditions set forth in Section 2.2 are met.

2.1.2     Symbol, as Grantor, grants to Terabeam, as Grantee, a perpetual, royalty bearing, nonexclusive and worldwide license under Symbol Licensed Patents for the lives of those Patents:
(a)	to make (including the right to use any apparatus and practice any method in making), use, import, offer for sale, lease, sell and/or otherwise transfer Terabeam Licensed Products; and
(b)
to have Terabeam Licensed Products made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by Terabeam or its Subsidiaries only when the conditions set forth in Section 2.2 are met.

2.2        The license granted in Section 2.1.1(b) and 2.1.2(b) to Grantee to have products made by another manufacturer:
(a)	shall only apply to products made for sale back to Grantee; and
(b)
shall only apply to Grantee Licensed Products and/or portions thereof for which the specifications were furnished by Grantee (either solely or jointly with one or more third parties) or for Grantee or for which the designs are owned or licensed by Grantee; and

(c)	shall not apply to any products in the form manufactured or marketed by said other manufacturer prior to Grantee’s furnishing of said specifications.

Unless Grantee informs Grantor to the contrary, Grantee shall be deemed to have authorized said other manufacturer to make Grantee's Licensed Products under the license granted to Grantee in this section when the conditions specified in this Section 2.2 are fulfilled. In response to a written request identifying a product and a manufacturer, Grantee shall in a timely manner inform Grantor whether or not particular products are manufactured pursuant to the license granted in Section 2.1.1(b) or 2.1.2(b).

2.3       Except as expressly provided herein, no license or immunity is granted under this Agreement by either Party, either directly or by implication, estoppel or otherwise to any third parties acquiring Licensed Products from either Party for the combination of such acquired Licensed Products with other items or for the use of such combination, except where there is no substantial use of such Licensed Products other than in such combination or through such method of use.

2.4       [Intentionally Omitted]

2.5      [Intentionally Omitted]

2.6      The Grantee’s Licensed Products do not include products manufactured by a Grantee as a foundry or contract manufacturer for a third party where such third party provides the detailed specifications for such products (without participation in development by Grantee or its Subsidiaries) and the Grantee manufactures such products in accordance with such specifications for sale back to such third party. This Section 2.6 shall not be construed as restricting Licensed Products from including engineering changes and customizations made by Grantee for a third party.

2.7       If, subsequent to the Effective Date, a Party (the “Transferring Party”) either: (i) transfers a product line to a third party without transferring a Subsidiary to said third party; or (ii) spins off a Subsidiary (either by disposing of it to a third party or in some other manner reducing ownership or control so that the spun-off entity is no longer a Subsidiary); and if such transfer or spin off includes at least one marketable product line and tangible assets having a net value of at least five million US dollars ($5,000,000.00), then after written request to the other Party hereto jointly by the Transferring Party and either: (i) such third party in the case of a transfer; or (ii) such ex-Subsidiary in the case of a spin off; and where, in either case, such request is made within sixty (60) days following the transfer or spin off, the other Party hereto shall grant a license under the same terms as the license granted to the Transferring Party herein under the Grantor’s Licensed Patents for the field of such product to such third party or such ex-Subsidiary, (the “Recipient”) provided that:
(a)	such field shall not be defined more broadly than the scope of the license granted herein to the Transferring Party, nor more broadly than necessary to cover the Existing Products of the Transferring Party being transferred or spun off, and Follow On Products to those Existing Products;
(b)	the license shall not apply to any Existing Products of any third party transferee;
(c)
the license granted shall be limited in the twelve (12) months immediately following such transfer or spin off to a volume of licensed products having gross revenue attributable to such licensed products up to a maximum revenue cap equal to no more than the gross revenue attributable to such products by said Party in the twelve (12) months preceding such transfer or spin off plus sixty percent (60%); and shall be limited, in each of the successive twelve-month periods following such transfer or spin off, to a volume of licensed products having gross revenue attributable to such licensed products up to a maximum revenue cap equal to no more than the maximum revenue cap for the prior twelve (12) months plus thirty percent (30%);
(d)	this Section 2.7, Section 3, and Section 4 shall be omitted from the license granted to the Recipient;
(e)	the license granted to the Recipient shall terminate if the license granted to the Transferring Party terminates or is terminated for any reason; and
(f)	Terabeam’s obligation to pay the full amounts set forth in Schedule A is not affected by a transfer or spin-off under this Section 2.7 (unless otherwise specifically agreed in writing by Symbol).

Notwithstanding the foregoing provisions of this Section 2.7, the assignment of this Agreement or a Change of Control of a Party (as defined under Section 5) shall not be considered to be a transfer of a product or a spin off of a Subsidiary under this Section 2.7, and shall be governed by Sections 5 and 8.1.

2.8      For purposes of this Agreement, an Authorized Copy shall be deemed to have been Distributed by the Grantee that Distributed the Master Copy from which the Authorized Copy was copied, provided such Authorized Copy is used or Distributed under a brand name of Grantee.

2.9      [Intentionally Omitted]

2.10     If a Grantee purchases a product of a third party (including, without limitation, integrated circuits, boards, hardware assemblies, subsystems and the like) for use as part of a board, subsystem or system product (“System Level Product”) that qualifies as a Licensed Product of Grantee (other than with respect to the third party product(s) used therein), then the Grantor hereby agrees not to Assert any claim of infringement of any Licensed Patents against (i) such Grantee for the manufacture, use, import, offer for sale and/or sale of the respective third party product as part of such System Level Product; or (ii) any distributor (direct or indirect), reseller (direct or indirect) or customer (direct or indirect) of Grantee with respect to the System Level Product for the use, import, offer for sale and/or sale of the respective third party product as a part of such System Level Product. It is expressly reserves the right to bring a suit for patent infringement against the respective third party supplier with respect to any units other than those sold to the Grantee for use as part of its System Level Products.

2.11      Each Party agrees that it shall not Assert any claim against the other Party for contributory infringement, inducement of infringement or other indirect infringement of any Patents licensed or subject to a covenant to the other Party or any of its Subsidiaries under this Agreement, where such claim would be based in any part or in any way upon (a) any activity that is licensed or subject to a covenant under this Agreement, or (b) the provision of instructions or reference designs related to the Networking Products of such other Party or its Subsidiaries. The parties agree that the foregoing sentence does not, and shall not, in any way limit the rights of either Party or its Subsidiaries to assert claims of direct or indirect infringement against third parties.

2.12     During the Covenant Period, each Party hereby agrees not to Assert any claim alleging infringement by the other Party’s or its Subsidiaries’ products within the scope of the licenses and covenants set forth in Sections 2.1, 2.2, 2.3, 2.6, 2.7, 2.8, 2.10 and 2.11 above, except that for purposes of such covenant the Grantor's Licensed Patents shall include all Patents of Grantor, the Grantee's Licensed Products shall include all products of Grantee (neither Party shall take on a product line of a third party with the primary purpose of extending this covenant to such third party’s product line), and the covenant shall be royalty free for both parties. Each Party agrees that no damages or liabilities shall accrue for any activities conducted within the scope of the covenants set forth in this Section 2.12 during the Covenant Period and each Party and its Subsidiaries irrevocably releases, acquits and forever discharges the other Party, its Subsidiaries and its and their respective employees, officers, directors, agents, representatives, and its and their manufacturers (direct or indirect), distributors (direct or indirect), resellers (direct or indirect) and customers (direct or indirect) from any and all claims or liabilities of any kind and nature, at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, within the scope of the covenants set forth in this Section 2.12. This release does not extend to any claim Symbol may have against Proxim Corporation, Proxim Wireless Networks, Inc., or Proxim International Holdings, Inc. for units sold by and/or activities engaged in by those entities prior to Terabeam’s acquisition of substantially all of the assets of those entities.

2.13      If either Party assigns (directly or by operation of law) ownership of any rights under any Patents to a third party not bound by the foregoing covenants set forth in Sections 2.10, 2.11 and 2.12, then effective immediately prior to such assignment, such Party and its Subsidiaries agree that the other Party shall have a nonexclusive, nontransferable license, without right of sublicense, under such assigned Patents of the same terms, scope and duration as that intended by the above covenants. If a Party transfers a product line or spins off a Subsidiary as described in Section 2.7 or assigns this Agreement under Section 5 or 8.1, then the covenants in Sections 2.10, 2.11 and 2.12 shall apply to the respective transferee or assignee with respect to the transferred or assigned products (including both Existing Products and Follow On Products) in the same manner as described in Sections 2.7 and 5 with respect to Licensed Products.

2.14      For a period of two (2) years following the Covenant Period (the “Transition Period”), each Party shall follow the procedures below before Asserting any claim of Patent infringement that would have been within the scope of the covenant set forth in Section 2.12 during the Covenant Period:

(a)	The Party that desires to Assert such claim shall first notify the other Party in writing of the nature of the dispute, specifying such dispute in reasonable detail;
(b)	A member of the executive management team of each Party will meet in person within twenty one (21) days of the delivery of such written notice and attempt to resolve such dispute in good faith;
(c)
In the event that the executives are unable to resolve such dispute, then the parties shall submit such dispute to non-binding mediation within twenty one (21) days. The parties will share equally in the costs for the mediation; and

(d)	The Party that desires to Assert such claim shall only do so after attempting to resolve such dispute through escalation and mediation as described above.

Section 3.  Releases
3.1         Each Party (as “Releasor”) irrevocably releases, acquits and forever discharges the other Party, its Subsidiaries, and its and their respective employees, officers, directors, agents, representatives, and its and their manufacturers (direct or indirect), distributors (direct or indirect), resellers (direct or indirect) and customers (direct or indirect) from any and all claims or liabilities of any kind and nature, at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (i) arising from, included in or relating to the Terabeam Action (as defined in the Settlement Agreement) and (ii) relating to any acts or allegations of infringement of Patents (whether direct, contributory or by inducement, and whether or not willful) by the manufacture, having manufactured, use, sale, offer for sale or import of the such other Party's and its Subsidiaries’ products prior to the Effective Date, to the extent such infringement would have been licensed hereunder if occurring after the Effective Date. This release does not release Terabeam from its obligation to make payments under Section 4.

3.2      The release contained herein shall not apply to any person other than the persons named in this Section 3.

3.3      The licenses and covenants set forth in this Agreement shall constitute a full and complete defense to any Assertion within the scope of such licenses or covenants.

Section 4.  Payment
4.1        In consideration of the license granted in Section 2.1.2 above, Terabeam shall (i) make non-refundable payments to Symbol as set forth in Schedule A attached hereto, which is fully incorporated into the Agreement by this reference, and (ii) transfer title to certain intellectual property pursuant to the Settlement Agreement. The parties acknowledge, solely for purposes of this Agreement, that the consideration provided by Terabeam for the Symbol Licensed Patents is valued by Symbol at an amount of no less than nine percent (9%) through the expiration of the ‘441 and ‘183 patents, and three percent (3%) through the expiration of the ‘449 patent of the reasonably estimated net infringing product revenue of Terabeam Licensed Products, and that Terabeam has paid partial consideration toward the value of the licenses granted hereunder by way of transfer of title and license to Symbol of valuable patent rights, and the remainder of such value for the licenses granted hereunder by way of the payments set forth in Schedule A.

4.2      Terabeam may prepay royalties without penalty. Any royalties paid ahead of the schedule set forth in Schedule A will be credited toward the latest scheduled payments under Schedule A.

4.3        Terabeam shall pay Symbol within forty five (45) days of the end of each calendar quarter the royalties specified in Schedule A (in addition to the payment required within five (5) business days of execution as provided in Schedule A).

Section 5.  Term of Agreement; Acquisition of a Party; Defensive Suspension
5.1        The term of the licenses granted under this Agreement shall be from the Effective Date until the expiration of the last to expire of the Licensed Patents, unless earlier terminated under the provisions of this Agreement.

           In the event of a material breach by Terabeam of its royalty payment obligation under Section 4 of this Agreement, Symbol may provide written notice of such breach to Terabeam. Within forty five (45) days after such written notice from Symbol, Terabeam may cure such breach or pay disputed amounts into escrow pending resolution of the dispute under Section 8.9 below. If Terabeam has materially breached such payment obligation and does not cure or pay disputed amounts into escrow within such forty five (45) day cure period, then Symbol may terminate the license granted to Terabeam under the Symbol Licensed Patents upon written notice to Terabeam at any time prior to such breach being cured. In the event of such termination, all other rights and obligations of the parties shall remain in full force and effect. Except as expressly set forth above and in Section 5.5 below, the rights and licenses set forth in this Agreement shall be irrevocable and non-terminable for any reason. If it is determined that Terabeam wrongfully failed to make payment, Terabeam shall promptly pay Symbol the amounts owed plus 1.5% simple interest per month on amounts past due.

5.2        As used herein, “Change of Control” means that Terabeam, Inc. or Symbol Technologies, Inc., as the case may be (the “Acquired Party”)(i) is acquired by a third party who Distributes Networking Products, becoming a Subsidiary of or merging into such third party, except to the extent that the holders of voting power of such Party immediately prior to such transaction continue to hold at least fifty percent (50%) of the voting power of the resulting entity after such transaction; or (ii) assigns all or substantially all of the business or assets to a third party, except to the extent that the holders of voting power of such Party immediately prior to such transaction continue to hold at least fifty percent (50%) of the voting power of the assignee after such transaction. Notwithstanding the foregoing, the purchase of stock of an Acquired Party by financial investors who are not in the business of Distributing

Networking Products shall not constitute a Change of Control. In addition to a Change of Control, in the event that Terabeam assigns or otherwise transfers all or substantially all of its business or assets relating to its wireless local area network (LAN) products, Terabeam shall have the right to assign this Agreement in connection with such transfer and to treat such transfer as a Change of Control for purposes of this Agreement.

5.3       In the event of a Change of Control:
(a)	the Acquired Party shall promptly give notice of such acquisition to the other Party;
(b)
the license granted to the Acquired Party and its Subsidiaries under the Grantor’s Licensed Patents shall automatically become limited to only Existing Products of the Acquired Party and its Subsidiaries at the time of such Change of Control and Follow On Products thereto and shall not extend to the Existing Products or Follow On Products of any third party acquirer; and

(c)         the license granted shall be limited in the twelve (12) months immediately following such Change of Control to a volume of licensed products having gross revenue attributable to such licensed products up to a maximum revenue cap equal to no more than the gross revenue attributable to such products by said party in the twelve (12) months preceding such Change of Control plus sixty percent (60%); and shall be limited, in each of the successive twelve-month periods following such Change of Control, to a volume of licensed products having gross revenue attributable to such licensed products up to a maximum revenue cap equal to no more than the maximum revenue cap for the prior twelve (12) months plus thirty percent (30%); and
(d)
the licenses and covenants granted by each of the parties under this Agreement shall be limited solely to those Patents owned by each Party prior to the date of such acquisition and shall not extend to any Patents of the acquirer.

5.4      In no event may Terabeam transfer the license and covenants granted herein to any of the following entities: Datalogic SPA; HHP, Inc.; HHP-NC, Inc.; Metrologic Instruments Corp.; and Intermec Technologies Corp. and their respective subsidiaries and/or affiliates.

5.5        Either Party may at its discretion immediately suspend indefinitely by written notice (the Suspending Party) to the other Party the licenses and covenants granted in Section 2 together with the Payment obligations of Section 4 in the event that the other Party alleges a claim of patent infringement against the Suspending Party. All other rights and obligations remain in full force and effect during suspension. The Suspending Party may at any time withdraw the suspension re-instating the licenses of Section 2 together with resumption of the payment obligations of Section 4. Any payments missed during suspension shall be paid within thirty (30) days of withdrawal of the suspension.

Section 6.          Communication
6.1       Notices and other communications shall be sent by facsimile or by registered or certified mail to the following addresses:

For Terabeam:	For Symbol:
David L. Renauld
Vice President, Corporate
Affairs and General Counsel	General Counsel, and
Terabeam, Inc.	Secretary
881 North King Street	Symbol Technologies, Inc
Suite 100	One Symbol Plaza
Northampton, MA 01060	Holtsville, NY 11742
Tel: (413) 584-1425	Tel: (631) 738-4765
Fax: (413) 584-2685	Fax: (631) 738-5980

With a copy to:	With a copy to:

Robert E. Fitzgerald	Eric J. Lobenfeld
Terabeam, Inc.	Hogan & Hartson L.L.P.
2115 O’Nel Drive	875 Third Avenue
San Jose, CA 95131	New York, NY 10022
Tel: (408)731-2700	Tel: (212) 918-3000
Fax: (408) 617-8151	Fax: (212) 918-3100

Such notices shall be deemed to have been served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party as above provided at such changed address.

Section 7.  [Intentionally Omitted]

Section 8.  Miscellaneous

8.1      Neither Party shall assign any of its rights or delegate any of its obligations under this Agreement. Any attempt to do so, by operation of law or otherwise, shall be void; provided, however, that each Party shall have the right to assign this Agreement in connection with (i) a reorganization to its legal successor, provided that after the reorganization, the successor and its Subsidiaries will have essentially the same assets as such Party and its Subsidiaries had prior to the reorganization; or (ii) the sale or transfer of all or substantially all of its business or assets, whether by sale, merger, operation of law, or otherwise in connection with a Change of Control subject to Section 5 above. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

8.2       Neither Party shall use or refer to this Agreement or any of its provisions in any promotional activity.

8.3       Each Party represents and warrants that it has the full right and power to grant the license and release set forth in Sections 2 and 3. Symbol represents, warrants and covenants that it (i) owns the Symbol Licensed Patents and has the right to grant licenses and covenants under such Symbol Licensed Patents of the full scope set forth herein and (ii) neither it nor any of its Subsidiaries has assigned or otherwise transferred to any other person or entity any rights to any causes of action, damages or other remedies, or any Patents, claims, counterclaims or defenses, relating to the Terabeam Action. Terabeam represents, warrants and covenants that it owns the Terabeam Licensed Patents and has the right to grant licenses and covenants under such Terabeam Licensed Patents of the full scope set forth herein. Neither Party makes any other representation or warranty, express or implied, nor shall either Party have any liability in respect of any infringement of patents or other rights of third parties due to the other Party's operation under the license herein granted.

Terabeam represents and warrants that it has disclosed to Symbol all family members world-wide of all related intellectual property that it is aware of concerning or relating to the inventions of U.S. Patent No. 6,473,449 and U.S. Patent Application No. 09/457,624, including but not limited to all continuations, continuations-in-part, divisionals; reexaminations and reissue applications and patents.

8.4       Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any non-patent intellectual property right, or any patents or patent applications, other than as expressly set forth in this Agreement. Neither Party is required hereunder to furnish or disclose to the other any technical or other information except as specifically provided herein.

8.5       Neither Party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any of its Patents or to defend any action or suit brought by a third party which challenges or concerns the validity of any of its Patents. Neither Party shall have any right to institute any action or suit against third parties for infringement of the other Party's Patents. Neither Party is required to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force.

8.6       Each Party shall, upon a request from the other Party sufficiently identifying any patent or patent application, inform the other Party as to the extent to which said patent or patent application is subject to the licenses, covenants and other rights granted hereunder.

8.7       This Agreement shall not be binding upon the parties until it has been signed hereinbelow by or on behalf of each Party. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid, except that either Party may amend its address in Section 6.1 by written notice to the other Party.

8.8       If any section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and the remainder of this Agreement shall continue in effect.

8.9       If a dispute arises out of this Agreement, or the interpretation, breach, termination or validity thereof, each of the parties agrees to first request a meeting of senior management of the parties in a written notice that references this paragraph. That meeting shall occur at a mutually agreeable time within forty-five (45) days of any such written notice. Neither Party shall assert any claim of laches, waiver, estoppel or the like based on the time elapsed by following this procedure. If the dispute is unresolved in whole or in part within forty-five (45) days of such meeting, the parties will submit the unresolved dispute to binding arbitration under the Patent Arbitration Rules of the American Arbitration Association (“AAA”) in effect as of the Effective Date of this Agreement if the dispute concerns matters solely of patent law; if it does not, the Commercial Arbitration Rules of the AAA in effect as of the Effective Date of this Agreement. The arbitrator shall be selected from attorneys experienced with respect to patent licensing and patent litigation settlements. Any remedy granted by the arbitrator shall be limited to that available at law and equity. The arbitrator shall have the authority to award attorneys’ fees, if appropriate. Any award may be entered in any court having jurisdiction thereof. This Settlement Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of New York, without reference to conflict of laws principles. This Section 8.9 shall not be construed as restricting or limiting either Party’s ability to immediately assert a license or other defense in any litigation or other proceeding against such Party, or its or their products or the resellers, distributors or customers of such products, regardless of jurisdiction or venue. The parties agree that any arbitration pursuant to this Section 8.9 shall be conducted in Washington, D.C. or another mutually agreed location. The parties, their representatives, other participants and arbitrators shall hold the existence, content and result of arbitration in confidence, except as otherwise required or advisable in connection with securities filings or otherwise required by law.

8.10      The headings of sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.11      Each Party acknowledges that all licenses and covenants granted by it under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. Each Party acknowledges that if such Party, as a debtor in possession or a trustee-in-bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, the other Party may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Each Party irrevocably waives all arguments and defenses arising under 11 U.S.C. 365(c)(1) or successor provisions to the effect that applicable law excuses the Party, other than the debtor, from accepting performance from or rendering performance to an entity other than the debtor or debtor in possession as a basis for opposing assumption of the Agreements by the other Party in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute, provided that any Change of Control resulting from such proceeding shall be subject to Section 5.3.

8.12      The parties agree that all provisions, terms, and conditions of this Agreement are and will remain confidential, and they shall not disclose such terms under any circumstances to any person not a Party hereto, except: (i) to Subsidiaries of the parties; (ii) with the prior written consent of the other Party; (iii) to the extent such disclosure may be required or advisable in connection with securities filings or judicial proceedings or otherwise by applicable law, which may include filing a copy of this Agreement with the SEC in connection with securities filings; (iv) as may be required to a Party's auditors, insurers, bankers, legal counsel and other legal and financial advisors; (v) to a third party in connection with a potential merger or acquisition by, of or with the Party, or any other potential change of control of a Party; (vi) to a Party’s customers and suppliers with respect to the products and patents for which a Party is licensed or has a covenant; and (vii) Symbol may disclose to prospective licensees under the ‘183, ‘441 and ‘449 patent, that Symbol has granted a license to Terabeam for consideration valued by Symbol at an amount no less than a six percent (6%) royalty for the ‘183 patent together with the ‘441 patent, and an additional three percent (3%) for the ‘449 patent. Notwithstanding the foregoing, the parties in any case may state that the Terabeam Action has been settled and that certain rights and obligations have been exchanged between the parties and each Party may issue a press release relating to this Agreement subject to prior written approval by the other Party to the Agreement, such approval not to be unreasonably withheld. In any event, each Party's SEC filings and press release may state, at such Party's option, any or all of the following information and any other information required or advisable under applicable law or regulation: Terabeam will make payments to Symbol totaling four million three hundred thousand dollars (US $4,300,000.); Symbol has granted a license to Terabeam under certain Symbol Patents; the consideration provided by Terabeam is valued by Symbol at an amount no less than a royalty rate of six percent (6%) for the ‘183 patent together with the ‘441 patent, and an additional three percent

(3%) for the ‘449 patent; and such consideration includes quarterly payments, the assignment of certain Terabeam patents and patent applications to Symbol and a grant of a license to certain Terabeam Patents to Symbol.

8.13     Entire Agreement. This Agreement, together with the Settlement Agreement and the Patent Assignment Agreement, represent the only agreements of the parties with respect to the Terabeam Action and matters set forth herein and such agreements supersede any and all prior oral and written statements with respect thereto. This Agreement may be altered or amended only by a writing signed by officers of both parties.

8.14      Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument. A facsimile or copy of a signature is valid as an original.

8.15      Marking. At the reasonable request of the other Party, Terabeam and Symbol hereby agree to place upon each of the respective Terabeam Licensed Products and Symbol Licensed Products, appropriate patent notices consistent with the reasonable practices of each Party.

IN WITNESS WHEREOF, the parties have themselves, by their duly authorized representative, caused this Agreement to be executed as of the Effective Date:

Agreed to:		Agreed to:
SYMBOL TECHNOLOGIES, INC.		TERABEAM, INC.

By:	/s/ Aaron B. Bernstein	By:	/s/ David L. Renauld
Name:	Aaron B. Bernstein	Name:	David L. Renauld
Title:	VP - Deputy General	Title:	Vice President, Corporate
	Counsel, IP		Affairs & General Counsel

Date:	February 24, 2006	Date:	February 24, 2006

SCHEDULE A

Scheduled Payments

A.	Initial Payment of $600,000.00 USD due within five business days of date Agreement is executed

B.	Quarterly Payments

Quarter	Amount of Payment (USD)

Second Quarter 2006	$250,000.00
Third Quarter 2006	$250,000.00
Fourth Quarter 2006	$250,000.00

First Quarter 2007	$250,000.00
Second Quarter 2007	$250,000.00
Third Quarter 2007	$250,000.00
Fourth Quarter 2007	$250,000.00

First Quarter 2008	$300,000.00
Second Quarter 2008	$300,000.00
Third Quarter 2008	$300,000.00
Fourth Quarter 2008	$300,000.00

First Quarter 2009	$375,000.00
Second Quarter 2009	$375,000.00

ATTACHMENT C

ASSIGNMENT
WHEREAS Proxim Wireless Corporation of 2115 O’Nel Drive, San Jose, CA 95131, hereinafter referred to as “Assignor,” is the sole owner of the United States Patents listed in Schedule A attached hereto; and

WHEREAS, Symbol Technologies, Inc. of Holtsville New York, hereinafter referred to as “Assignee,” whose post office address is One Symbol Plaza, Holtsville, New York, 11742 is desirous of acquiring the entire right, title and interest of the Assignor in the patents listed in Schedule A, and any and all United States and foreign patents and applications for patents claiming priority from the patents listed in Schedule A, whether pending or abandoned (all hereinafter referred to inclusively as the “Assigned Patents” and including, but not limited to, those patents identified in the attached Schedule A); and

NOW, THEREFORE, BE IT KNOWN THAT, in consideration of the mutual promises and obligations of the Assignor and Assignee contained in the Settlement Agreement dated February 24, 2006, and other good and valuable consideration, the receipt of which is hereby acknowledged, Assignor, by these presents, irrevocably assigns, transfers and conveys unto Assignee, its successors and assigns, its entire right, title and interest in and to the Assigned Patents including, but not limited to, the sole and exclusive right to bring suit for past and future infringement of any of the Assigned Patents or any patent issued from any of the Assigned Patents (and to collect any and all damages for such infringement), and the sole and exclusive right to prosecute any pending application for patent that is included in the Assigned Patents, and the sole and exclusive right to initiate and prosecute any reissue and reexamination proceedings relating to the Assigned Patents, the same to be held and enjoyed by Assignee, its successors and assigns, for its own use and behoof, to have and to hold the same to the full end of the term or terms for which the Assigned

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Patents are granted, as fully and entirely as the same would have been held by Assignor had this assignment not been made; and

ASSIGNOR REPRESENTS THAT, to its knowledge, it is the exclusive owner of all right, title and interest (except for nonexclusive licenses granted in the ordinary course of Terabeam’s business) in the Assigned Patents listed on attached Schedule A (provided that Assignor may not be reflected as the owner of record of such Assigned Patents on the records of the appropriate governmental authorities given Assignor’s recent acquisition of the Assigned Patents) and Assignor has the right and full power to enter into this assignment; and

ASSIGNOR REPRESENTS THAT the Assigned Patents and rights assigned hereby are not encumbered by any grant heretofore given by Assignor and are free of any liens, security interests, encumbrances or licenses created by or through Assignor (except for nonexclusive licenses granted in the ordinary course of Terabeam’s business); and

ASSIGNOR REPRESENTS THAT it has not received any bone fide notice of any claims, pending or threatened, with respect to Assignor’s rights in the Assigned Patents and Assignor is not subject to any agreement, judgment or court order that conflicts with the terms of this Agreement; and

ASSIGNOR REPRESENTS THAT Assignor shall and will do all lawful acts and things and make, execute and deliver without further compensation, any and all other instruments in writing, further applications, papers, affidavits, powers of attorney, assignments, and other documents which, in the reasonable opinion of counsel for Assignee, its successors and assigns, may be reasonably required or necessary to more effectively carry out the provisions of this Assignment; and

EXCEPT AS SPECIFICALLY PROVIDED ABOVE, Assignor makes no representations or warranties relating to the Assigned Patents or the status,

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effectiveness, validity, existence, pendency, or enforceability thereof (and Assignee acknowledges that some of the Assigned Patents may have lapsed or been abandoned or terminated) and the Assigned Patents are transferred “as is, where is” without any warranties whatsoever, including without limitation any implied warranties of merchantability or fitness for a particular purpose; and

Assignor does hereby authorize and request the Commissioner of Patents and Trademarks to issue any United States Patent issuing from the Assigned Patents to said Symbol Technologies, Inc. as the assignee of the entire right title and interest in the Assigned Patents; and

This Patent Assignment shall be governed by and construed in accordance with the laws of the state of New York without giving effect to the principles of conflicts of laws thereof.

Executed this 24th day of February, 2006.

PROXIM WIRELESS CORPORATION

By:	/s/ David L. Renauld
Name:	David L. Renauld
Title:	Vice President

Commonwealth of Massachusetts	)
	)	ss:
County of Hampshire	)

Before me personally appeared said David L. Renauld
and acknowledged the foregoing instrument to be his free act and deed this 24th day of February, 2006.

/s/ Susan J. Sullivan
Notary Public

Seal     (Notary Public)

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Attachment C - Schedule A

-	Australia application AU 19950016997 published as AU 1699795 (Amendments made and published in AU 684905)
-	Canada patent 2,176,401 issued July 8, 2003 (MCR-2CA) (App. No. CA 19952176401)
-	China patent CN1141103 issued April 24, 2002 (MCR-2CI) (App. No. CN19950191641 published as CN 1141103 and CN 1083648)
-	Europe application EP 19950908796 published as EP 0745290
-	India patent 188,220 issued July 17, 2003 (MCR-2ID)
-	Indonesia patent ID0008776 issued September 10, 2002 (MCR-2IN)
-	Japan patent 3,406,319 issued March 7, 2003 (MCR-2JP) - (Issued May 12, 2003) (App. No. JP 19950521825)
o	Also App. No. JP 20010272736 published as JP 2002198860
-	Mexico patent 203281 granted July 26, 2001 (MCR-2MX)
-	Malaysia patent MY-114861-A granted February 28, 2003 (MCR-2MY)
-	Singapore application SG 1995000140369778 published as SG 52170a
-	South Africa application ZA 19950001282 published as ZA 9501282
-	Taiwan patent 073,357 granted September 1, 1995 (MCR-2TW)
-	US patent 5,809,060 (App No. 369,778)
-	US patent 6,075,812 (App. No. 048,651)
-	- WO 1995US01421 published as WO 9522859

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ATTACHMENT D

ASSIGNMENT

WHEREAS Proxim Wireless Corporation of 2115 O’Nel Drive, San Jose, CA 95131, hereinafter referred to as “Assignor,” is the sole owner of the United States Patent Applications listed in Schedule A attached hereto; and

WHEREAS, Symbol Technologies, Inc. of Holtsville New York, hereinafter referred to as “Assignee,” whose post office address is One Symbol Plaza, Holtsville, New York, 11742 is desirous of acquiring the entire right, title and interest of the Assignor in the applications listed in Schedule A, and any divisions, continuations and continuations-in-part thereof, whether pending or abandoned, and in and to any United States Letters Patent which may be issued on any of said applications, and any reissues thereof, and in and to any and all applications for Letters Patent filed in foreign countries claiming priority to the applications listed in Schedule A, whether pending or abandoned, and including all priority rights under the Paris Convention, and any and all Letters Patent which may be granted in foreign countries therefor (all hereinafter referred to inclusively as the “Assigned Applications” and including, but not limited to, those applications identified in the attached Schedule A); and

NOW, THEREFORE, BE IT KNOWN THAT, in consideration of the mutual promises and obligations of the Assignor and Assignee contained in the Settlement Agreement dated February 24, 2006, and other good and valuable consideration, the receipt of which is hereby acknowledged, Assignor, by these presents, irrevocably assigns, transfers and conveys unto Assignee, its successors and assigns, its entire right, title and interest in and to the Assigned Applications including, but not limited to, the sole and exclusive right to bring suit for past and future infringement of any patent issued from any of the Assigned Applications (and to collect any and all damages for such infringement), and the sole and exclusive right to prosecute any pending application for patent that is included in the Assigned Applications, and the sole

1

and exclusive right to initiate and prosecute any reissue and reexamination proceedings relating to the Assigned Applications, the same to be held and enjoyed by Assignee, its successors and assigns, for its own use and behoof, to have and to hold the same to the full end of the term or terms for which any Letters Patent issuing from the Assigned Applications is granted, as fully and entirely as the same would have been held by Assignor had this assignment not been made; and

ASSIGNOR REPRESENTS THAT, to its knowledge, it is the exclusive owner of all right, title and interest (except for nonexclusive licenses granted in the ordinary course of Terabeam’s business and except as otherwise indicated on Schedule A) in the Assigned Applications listed on attached Schedule A (provided that Assignor may not be reflected as the owner of record of such Assigned Applications on the records of the appropriate governmental authorities given Assignor’s recent acquisition of the Assigned Applications) and Assignor has the right and full power to enter into this assignment; and

ASSIGNOR REPRESENTS THAT the Assigned Applications and rights assigned hereby are not encumbered by any grant heretofore given by Assignor and are free of any liens, security interests, encumbrances or licenses created by or through Assignor (except for nonexclusive licenses granted in the ordinary course of Terabeam’s business); and

ASSIGNOR REPRESENTS THAT it has not received any bone fide notice of any claims, pending or threatened, with respect to Assignor’s rights in the Assigned Applications and Assignor is not subject to any agreement, judgment or court order that conflicts with the terms of this Agreement; and

ASSIGNOR REPRESENTS THAT Assignor shall and will do all lawful acts and things and make, execute and deliver without further compensation, any and all other instruments in writing, further applications, papers, affidavits, powers of attorney, assignments, and other documents which, in the reasonable opinion of counsel for Assignee, its successors and assigns, may be reasonably

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 required or necessary to more effectively carry out the provisions of this Assignment; and

EXCEPT AS SPECIFICALLY PROVIDED ABOVE, Assignor makes no representations or warranties relating to the Assigned Applications or the status, effectiveness, validity, existence, pendency, or enforceability thereof (and Assignee acknowledges that some of the Assigned Applications may have lapsed or been abandoned or terminated) and the Assigned Applications are transferred “as is, where is” without any warranties whatsoever, including without limitation any implied warranties of merchantability or fitness for a particular purpose; and

Assignor does hereby authorize and request the Commissioner of Patents and Trademarks to issue any United States Patent issuing from the Assigned Applications to said Symbol Technologies, Inc. as the assignee of the entire right title and interest in the Assigned Application; and

This Patent Assignment shall be governed by and construed in accordance with the laws of the state of New York without giving effect to the principles of conflicts of laws thereof.

Executed this 24th day of February, 2006.

PROXIM WIRELESS CORPORATION

By:	/s/ David L. Renauld
Name:	David L. Renauld
Title:	Vice President

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Commonwealth of Massachusetts	)
	)	ss:
County of Hampshire	)

Before me personally appeared said David L. Renauld
and acknowledged the foregoing instrument to be his free act and deed this 24th day of February, 2006.

/s/ Susan J. Sullivan
Notary Public

Seal (Notary Public)

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Attachment D - Schedule A

-	Australia application No. 20010020681 (no representation as to ownership is given for this application)
-	Australia application AU 2003239563 (no representation as to ownership is given for this application)
-	Europe application EP 20020736804 published as EP 1437019
-	Japan application JP 20030500677 published as JP 2004535708
-	US Ser. No. 10/155,794 (Pub. 20020196763)
-	WO App. No. WO 2000US33170 published as WO 0143467
-	WO 2002US15144 published as WO 02097560
-	WO 2003US16168 published as WO 03101131

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